Exhibit d(3)(b)
AMENDMENT
TO
INVESTMENT SUB-ADVISORY AGREEMENT
THIS AMENDMENT TO INVESTMENT SUB-ADVISORY AGREEMENT (the “Amendment”) is effective as of October 1, 2009, by and among The Variable Annuity Life Insurance Company (“VALIC”) and American Century Investment Management Company, Inc. (the “Sub-Adviser”).
RECITALS
     WHEREAS, VALIC and VALIC Company I (“VC I”) entered into an Investment Advisory Agreement dated January 1, 2002, with respect to the Covered Funds reflected in Schedule A; and
     WHEREAS, VALIC and the Sub-Adviser are parties to that certain Investment Sub-Advisory Agreement amended and restated on December 10, 2007 (the “Agreement”), with respect to the VC I Covered Funds with the Sub-Adviser as listed on Schedule A thereto; and
     WHEREAS, the parties wish to amend Schedule A to the Agreement to reflect the amendment of the advisory fee rate payable with respect to the Growth Fund.
     NOW, THEREFORE, in consideration of the mutual promises set forth herein, VALIC and the Sub-Adviser agree as follows:
1.	Schedule A Amendment. Schedule A is amended to reflect the revised advisory fee rate for the Growth Fund. The revised Schedule A is also attached hereto.

2.	Counterparts. This Amendment may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one instrument.

3.	Full Force and Effect. Except as expressly supplemented, amended or consented to hereby, all of the representations, warranties, terms, covenants and conditions of the Agreement shall remain unchanged and shall continue to be in full force and effect.

4.	Miscellaneous. Capitalized terms used but not defined herein shall have the meanings assigned to them in the Agreement.
     IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the date first above written.

THE VARIABLE ANNUITY LIFE INSURANCE		AMERICAN CENTURY INVESTMENT
COMPANY		MANAGEMENT, INC.

By:	/s/ Kurt W. Bernlohr	By:	/S/ OTIS H. COWAN

Name:	Kurt W. Bernlohr	Name:	Otis H. Cowan
Title:	Senior Vice President	Title:	Vice President

SCHEDULE A
(Effective October 1, 2009)
SUB-ADVISER shall manage a portion of the assets of the following Covered Funds and shall be compensated on that portion, as follows:

Covered Funds	Fee

Core Value Fund	0.45% on the first $150 million;
0.40% on the next $150 million; and
0.35% over $300 million.

Growth Fund*	0.44% on the first $500 million;
0.40% on the next $500 million;
0.36% on the next $500 million; and
0.33% over $1.5 billion.

Small Cap Fund	0.59%.

*	For the purposes of determining whether the Fund’s assets meet the breakpoint set forth herein, the portion of the Fund’s assets managed by the Subadviser and the Fund’s assets managed by American Century Global Investment Management, Inc. shall be aggregated.

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